EMPLOYMENT AGREEMENT

This Employment Agreement is entered into effective this 5th day of January, 2009, by and between ENERGYCONNECT GROUP, INC., an Oregon corporation (“Company”) and  KEVIN R. EVANS (“Evans”).

WHEREAS, Company desires to employ Employee and Evans desires to be employed by Company all pursuant to the terms and condition of this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and promises herein contained, the parties hereto agree as follows:

1.           Employment.  The Company agrees to employ Evans in the position of President/Chief Executive Officer, and Evans accepts such employment upon the terms and conditions set forth in this Agreement.

2.           Term.  The term of this Agreement shall begin as of January 5, 2009, and shall continue until terminated as hereinafter provided.

3.           Duties.  Evans is engaged, subject to the general control of the Company, to serve in the position of President/Chief Executive Officer, and President of Company’s subsidiary: EnergyConnect, Inc., and to perform all of the duties associated with that position.  The Company may expand or curtail the duties or responsibilities of Evans from time to time, in its sole discretion.  Evans agrees that during his employment he shall comply at all times with the instructions, policies, standards and regulations of the Company.  Evans further agrees that during his employment he shall devote all of his work time and give his best efforts and skills exclusively to the business of the Company, and to the furtherance of the Company’s interests, and that he shall not undertake any other business affiliations without the approval of the Company.

4.           Compensation.  For all services performed by Evans pursuant to this Agreement, Evans shall receive the following:  $300,000.

5.           Termination.  The employment of Evans with the Company is not for any definite term, and is at-will in nature.  Both the Company and Evans reserve the right to terminate this Agreement, and the underlying employment relationship, with or without cause, upon written notice to the other party.

6.           Severance Benefits.  In the event that Evans’ employment with the Company is involuntarily terminated without Cause, or if Evans resigns for Good Reason, then the Company shall pay to Evans an amount equal to 100 percent of his then-current annual base salary.  Such amount will be paid within thirty (30) days of the effective date of Evans’ separation from the employment of the Company.

6.1.  For purposes of this Agreement, “Cause” shall mean Evans’ dishonesty or willful neglect of duties regularly associated with his position; willful violations of policies of the Company; fraudulent or criminal activity; any act of moral turpitude; any act of direct competition with the Company; excessive unexcused absenteeism; or any material violation of this Agreement.

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6.2.  For purposes of this Agreement “Good Reason” shall mean any material reduction of Evans’ then-existing annual base salary or package of benefits and incentives provided to Evans without Evans’ prior written consent; any material reduction of Evans’ duties, responsibilities, authorities, reporting structures, titles or offices; or any request that Evans relocate to a worksite that would increase his one-way commute distance by more than 25 miles from his then-principal place of residence, unless Evans voluntarily accepts such relocation opportunity.

7.           Expenses.  The Company shall reimburse Evans for reasonable and necessary expenses incurred by him in the furtherance of Company’s business, provided such expenses are approved by the Company in advance and provided further that Evans shall have complied with the Company’s generally applicable policies and procedures with respect to documentation of and reimbursement for business expenses.

8.           Benefits.  Evans shall be entitled to participate in any and all employee welfare and health benefit plans (such as life insurance, health and medical, dental and disability plans) and other employee benefit plans, including but not limited to any 401(k) plans, established by the Company from time to time for the benefit of all employees of the Company.  Evans shall be required to comply with the conditions attendant to coverage by such plans and shall comply with and be entitled to benefits only in accordance with the terms and conditions of such plans as they may be amended from time to time.  Evans shall be entitled to paid time off in accordance with Company guidelines, as established from time to time.

9.           Affiliated Entities.  Evans understands that he may also become an officer and/or employee of other legal entities affiliated with the Company.  Evans understands, acknowledges and agrees that any such duties or employment will be separate from his employment by the Company and, further, that any separation by Evans from the employ of any affiliate shall not entitle him to any benefits, by way of severance or otherwise, as set forth in this Agreement.

10.           Nondisclosure of Confidential Information.  Evans acknowledges that during the term of his employment with the Company he will receive or will have access to confidential or proprietary information regarding the Company or the Company’s affiliates, its operations, suppliers and customers, pricing, business and marketing information, and other information which constitutes valuable, special and unique assets of the business of the Company.  Evans agrees to receive such information in strict confidence, and to use such information only in furtherance of the business of the Company.  Evans further agrees, both during the term of this Agreement and thereafter, not to use or disclose any such information, or any part thereof, to any person, firm, corporation, association or other entity, for any reason or purpose whatsoever.  This restriction applies to all information, whether in writing, stored in any form of electronic medium, or from Evans’ memory.

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11.           Work Made for Hire; Ownership of Inventions.  Evans agrees that all creative work prepared or originated by him for the Company, or done within the scope of his employment by the Company, that may be subject to protection under federal copyright law, constitutes “work made for hire,” all rights to which are owned by the Company and, further, that Evans assigns to the Company all right, title and interest, whether by way of copyright, trade secret or otherwise, in all such work, whether or not subject to protection by copyright laws.  Evans further agrees that he will disclose immediately to the Company all inventions, discoveries, improvements, trade secrets, formulae, techniques, processes, know-how and computer programs, whether or not patentable and whether or not reduced to practice, conceived by Evans during his employment by the Company, either alone or jointly with others, and that all such inventions shall be owned exclusively by the Company.  Evans hereby assigns to the Company all of his right, title and interest in and to all such inventions, and Evans further agrees that the Company shall be the sole owner of all domestic and foreign patents or other rights pertaining thereto.  Evans also agrees, both during the term of employment and thereafter, to execute all documents which the Company reasonably determines to be necessary or convenient for use in applying for, perfecting or enforcing patents or other intellectual property rights in such inventions.

12.           Return of Property.  Upon termination of his employment, Evans agrees to immediately deliver or cause to be delivered to the Company all books, documents, effects, money, securities or other property belonging to the Company, or for which the Company is liable to others, which are in the possession, charge, control or custody of Evans.

13.           Nonsolicitation of Employees.  Evans agrees not to solicit or hire, directly or indirectly, any employee of the Company to work for or with Evans, or to work for or with any other entity or company in competition with the Company.  This restriction shall apply for a period of two years following any separation of Evans from the employ of the Company.

14.           Assignment.  This Agreement shall be binding upon Evans’s heirs, executors, administrators or other legal representatives and may be assigned and enforced by the Company, its successors and assigns.

15.           Entire Agreement and Amendment.  This Agreement and its Exhibit contain the entire agreement of the parties and supersede all prior or contemporaneous agreements with respect to their subject matter.  This Agreement may only be modified or amended in a writing signed by the parties hereto.  Should a court or arbitrator find any part of this Agreement to be invalid or unreasonable in scope or operation, the remainder of this Agreement, including any part of the challenged provision found to be reasonable, shall remain fully enforceable.

16.           Notices.  Any notice required or permitted to be given under this Agreement shall be sufficient if in writing and hand delivered to Evans (in the case of notice given by the Company) or to the Chairman of the Board of Directors of the Company (in the case of notice given by Evans), or if sent by certified mail to Evans’ residence or to the Chairman of the Board of Directors of the Company at the Company’s principal office.

17.           Construction; Jurisdiction.  This Agreement shall be construed in accordance with the laws of the state of Oregon without regard for conflict of law principles.  Any action to interpret or enforce this Agreement that is not subject to arbitration, if any, shall be brought exclusively in the appropriate state or federal court located in Multnomah County, Oregon.

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18.           Waiver.   Either party’s failure to demand strict performance of any provision of this Agreement shall not constitute a waiver of any provision, term, covenant, or condition of this Agreement or of the right to demand strict performance in the future.

19.           Arbitration.  Any and all disputes arising with regard to the enforcement or interpretation of this Agreement shall be determined exclusively through binding arbitration before a single arbitrator under the rules then in effect for Arbitration Service of Portland, Inc., or if such company is no longer providing arbitration services, then under the commercial arbitration rules of the American Arbitration Association.  The findings of the arbitrator shall be final and binding on the parties, and may be enforced in a court of competent jurisdiction.

IN WITNESS WHEREOF, this Agreement has been executed by Company and Evans effective as of the date first above written.

ENERGYCONNECT GROUP, INC.,
an Oregon corporation

By:	/s/ Kevin R. Evans
Name:	Kevin R. Evans
Title:

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